Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2005

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

dave_neumann@plugpower.com

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

PLUG POWER REPORTS PROGRESS AGAINST KEY MILESTONES

AND FINANCIAL RESULTS FOR 1ST QUARTER

Results in line with management expectations

LATHAM, N.Y. – April 27, 2005 — Plug Power Inc. (NASDAQ: PLUG), a leading provider of clean, reliable, on-site energy, today reported operational accomplishments and financial results for the quarter ended March 31, 2005.

“I am pleased with the progress we have made this quarter towards our publicly stated corporate milestones,” said Dr. Roger Saillant, President and Chief Executive Officer. “The results are in line with management’s expectations as we look to achieve our milestones for the fifth consecutive year.”

Key milestones and accomplishments:

Triple the number of GenCore® orders received to at least 300:

•	Secured new distribution partner for GenCore: Plug Power signed an agreement with Enerseg Corporacion/Corpo Teletecnical of Venezuela. Enerseg Corporacion and Corpo Teletecnical have a joint venture relationship for pursuing business primarily in the telecommunications sector. Other areas of business include Security and Access Control, Energy Management, Automation and Control Systems. Under the agreement, Enerseg will provide distribution and service for Plug Power’s GenCore product in Venezuela.

•	Shipped GenCore systems through distribution channel: During the quarter Plug Power shipped several GenCore fuel cell systems to distribution partners that included siGEN Limited of Scotland, Tatung of Taiwan, IST Group Limited of South Africa and Enerseg Corporacion of Venezuela. The systems are intended to provide backup power for telecommunications equipment and utility substations. The total number of GenCore shipments for the quarter is sixteen.

•	Received U.S. General Services Administration (GSA) listing: This listing allows federal agencies to purchase GenCore backup fuel cell systems directly from the Federal Supply Service Schedule under a pre-negotiated contract. This GSA approval complements Plug Power’s recent agreement with the N.Y. State Office of General Services making GenCore available for purchase by all state agencies, counties, municipalities and not-for-profits chartered by New York State.

Reduce GenCore direct material cost by 25% from 2004 levels:

•	Reduced direct GenCore material cost by approximately 10% during the first quarter: Reductions resulted from the use of new system designs, alternate suppliers, increased purchase volume and lower price negotiations.

Begin field-testing the next-generation continuous-run product:

•	Plug Power progressed through internal design verification testing of the Company’s next-generation continuous-run product and remains on track to begin field testing this product later in the year.

Secure a contract with Honda and proceed with Phase III development activities on the Home Energy Station:

•	Signed a contract with Honda to proceed with Phase III development activities on the Home Energy Station: The work under Phase III of the project will focus on developing a next-generation prototype of the Home Energy Station, targeting size reduction and increased system efficiency. The Home Energy Station is designed to cleanly and efficiently provide electricity and heat to a home or small business, while providing hydrogen fuel for a fuel cell vehicle, using natural gas as fuel.

•	Secured an additional parallel agreement to collaborate on advanced research and development: This new agreement is focused on component technologies expected to enable continued improvements in performance, cost, size and reliability of the Home Energy Station beyond Phase III. While focused on the Home Energy Station, these technology developments are expected to provide similar benefits to Plug Power’s GenCore, GenSite™, and GenSys® product lines, all of which share common design elements with the Home Energy Station.

•	Honda R&D of Japan will continue to fund Plug Power’s work under both of these new agreements.

Financial results:

Total revenue for the first quarter ended March 31, 2005, was $3.2 million, compared to $3.3 million for the first quarter in 2004. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $5.2 million at March 31, 2005.

Net loss for the quarter ended March 31, 2005, was $12.5 million, or $0.17 per share, compared to $12.0 million, or $0.16 per share, for the same period in 2004. Weighted average shares outstanding for the quarter ended March 31, 2005, were 73.4 million shares compared to 72.9 million shares during the same period in 2004. As of March 31, 2005, there were 73,456,180 shares issued and outstanding.

Net cash used in operating activities for the first quarter ended March 31, 2005, was $10.2 million, compared to $8.6 million in 2004 (see attached financial highlights).

Plug Power has scheduled a conference call today at 10:00 AM (ET) to review its first quarter 2005 results. Interested parties are invited to participate. To listen to the conference call, please call 617-614-2711 and enter the passcode PLUG (7584). The live Web cast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the Web site for a period following the call. See the attached financial highlights for the first quarter 2005. For more information about Plug Power please visit http://www.plugpower.com.

About Plug Power

Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 500 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how you can join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2004, dated March 15, 2005 and filed with the Securities Exchange Commission on March 15, 2005, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$26,019,527	$18,976,767
Restricted cash	365,000	365,000
Marketable securities	30,321,688	47,872,662
Accounts receivable	1,924,998	2,989,481
Inventory	4,344,844	3,527,140
Other current assets	1,260,982	1,230,713

Total current assets	64,237,039	74,961,763

Restricted cash	3,965,274	3,965,274
Property, plant and equipment, net	21,600,713	21,829,254
Intangible asset	—	687,500
Investment in affiliates	5,334,903	5,785,358
Goodwill	10,388,980	10,388,980
Other assets	350,828	379,361

Total assets	$105,877,737	$117,997,490

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,691,418	$2,339,143
Accrued expenses and other current liabilities	3,176,832	2,874,554
Deferred revenue	5,209,372	5,675,227

Total current liabilities	10,077,622	10,888,924

Long-term debt and other liabilities	5,010,125	4,995,740

Total liabilities	15,087,747	15,884,664

Stockholders’ equity	90,789,990	102,112,826

Total liabilities and stockholders’ equity	$105,877,737	$117,997,490

Statements of Operations Data:

	Three Months Ended March 31,
	2005	2004
Revenue
Product and service revenue	$1,056,370	$1,351,087
Research and development contract revenue	2,164,317	1,934,518

Total revenue	3,220,687	3,285,605

Cost of revenue and expenses
Cost of product and service revenue	707,665	894,844
Cost of research and development contract revenue	2,914,459	2,589,886

Research and development expense:
Noncash stock-based compensation	372,274	474,183
Other research and development	9,448,988	9,257,202
General and administrative expense:
Noncash stock-based compensation	135,544	252,209
Other general and administrative	1,967,733	1,654,490

Operating loss	(12,325,976)	(11,837,209)

Interest income, net	241,278	350,939

Loss before equity in losses of affiliates	(12,084,698)	(11,486,270)

Equity in losses of affiliates	(450,455)	(465,818)

Net loss	$(12,535,153)	$(11,952,088)

Loss per share - basic and diluted	$(0.17)	$(0.16)

Weighted average number of shares outstanding	73,449,444	72,922,796

Statements of Cash Flows Data:

	Three Months Ended March 31,
	2005	2004
Net loss	$(12,535,153)	$(11,952,088)
Noncash expense	2,944,179	3,737,477
Changes in assets and liabilities	(577,245)	(430,865)

Net cash used in operating activities	$(10,168,219)	$(8,645,476)

Purchase of property, plant and equipment	$(576,285)	$(398,839)
Marketable securities	17,605,052	(37,166,330)

Net cash provided by (used in) investing activities	$17,028,767	$(37,565,169)

Proceeds from stock options and employee stock purchase plan	$198,626	$441,988
Other financing activities	(16,414)	(20,803)

Net cash (used in) provided by financing activities	$182,212	$421,185